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                                                                    EXHIBIT 99.1

                                                                 Contact:
                                                                 Bob Ratliffe
                                                                 (206) 979-4254

FOR IMMEDIATE RELEASE

      NEXTEL PARTNERS, INC. ANNOUNCES PRIVATE PLACEMENT OF 11% SENIOR NOTES

KIRKLAND, WA February 29, 2000 - Nextel Partners, Inc. (Nasdaq NMS: NXTP) announced today that it has sold $200 million of 11% Senior Notes due 2010 in a private placement transaction. Consummation of the offering is subject to customary conditions, including the consent of the lenders under the Company's credit facility. The Senior Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States by the initial purchaser absent registration or an applicable exemption from the registration requirements.

Separately, the company announced that it has notified the trustee under the indenture pursuant to which its 14% Senior Discount Notes Due February 2009 were issued that it intends to redeem up to 35% of the aggregate accreted value (approximately $280 million) of such notes. If not revoked prior to March 11, 2000, at that time the company will be irrevocably committed to make such a redemption.

Nextel Partners provides digital wireless communications services in mid-sized and smaller markets throughout the United States. It holds or has the right to use broadband wireless frequencies that cover 40 million persons in 21 states.

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Note regarding Private Securities Litigation Reform Act: This press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors, including the risks detailed in its Registration Statement on Form S-1 for its Class A Common Stock which the company has filed with the Securities and Exchange Commission.